Exhibit 99.1

NEWS RELEASE 19-012	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600
HORNBECK OFFSHORE RECEIVES
CONTINUED LISTING STANDARD NOTICE FROM NYSE

August 22, 2019 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE:HOS) (the "Company") announced today that it has received written notice from the New York Stock Exchange (the “NYSE”) that the Company is not in compliance with the NYSE continued listing standard set forth in Rule 802.01C of the NYSE Listed Company Manual, which requires the average closing price of the Company’s common stock to be at least $1.00 per share over a period of 30 consecutive trading days.
In accordance with applicable NYSE procedures, the Company plans to timely notify the NYSE that it intends to cure the $1.00 per share deficiency. The Company has six months following the receipt of the noncompliance notice to cure the deficiency and regain compliance with the NYSE minimum share price continued listing requirement.
During this period, the Company’s common stock is permitted to continue trading on the NYSE under the symbol “HOS,” but will have an appended ticker (suffix) of “.BC” to indicate the status of the common stock as “below compliance.” The notice does not affect the Company’s business operations or its Securities and Exchange Commission reporting requirements, and does not conflict with or cause an event of default under any of the Company’s material debt agreements.
The Company intends to actively monitor the closing share price of its common stock and will explore all available options, including, if necessary, a reverse stock split of the Company’s common shares, subject to stockholder approval, to regain compliance with NYSE Rule 802.01C.
Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the Gulf of Mexico and Latin America.

103 Northpark Boulevard	Covington, LA 70433	USA	+1 (985) 727-2000	www.hornbeckoffshore.com

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about the Company’s plans and intentions to remain in compliance with the NYSE continued listing requirements, as discussed above. These statements are based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct, including whether the Company will be able to regain compliance with the NYSE minimum share price continued listing requirement or maintain compliance with the other continued listing requirements set forth in the NYSE Listed Company Manual.

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